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                                                                    Exhibit 10.1

                                    November __, 1999

VIA FEDERAL EXPRESS

[Address of Note Holder]


     Re: Conversion of Convertible Notes to Convertible Preferred Stock of FinancialWeb.com, Inc. (the "Company")

Dear _________,


     As you are aware, FinancialWeb is contemplating commencing a private placement of shares of its common stock in the next couple weeks. This letter serves as a request for your election to cancel and exchange your convertible note and accrued interest thereon for shares of Series A Convertible Preferred Stock of the Company (the "Preferred Stock") at a conversion rate of $3.00 per share. Accordingly, if you choose to convert the principal of your note, in the amount of $_________, and the accrued interest in the note through November 10, 1999, in the amount of $__________, would convert into _______ shares of Preferred Stock.

     As detailed in the enclosed Exhibit 1 - Certificate of Designation, the newly issuable Preferred Stock will have attributes similar to the existing convertible notes. The Preferred Stock shall have (i) an initial right to convert the Preferred Stock to common stock at $ 3.00 per share; (ii) an anti-dilution provision; (iii) a liquidation preference to common stock; and (iv) right of redemption by the Company.

     In February through April 1999, the Company issued an aggregate of $ 2.3 million principal amount of one year convertible notes with an annual interest rate of 9.75%. The principal and accrued, but unpaid, interest on the notes is presently convertible at any time prior to maturity into common stock of the Company at a conversion price between $ 4.00 - $ 4.50 per share. Elimination of debt from the Company's balance sheet will facilitate the Company's ability to attract additional funds. Additionally, by converting the debt into equity, the Company can free up cash being accrued for principal and interest payments due in late 1999 and early 2000, which will improve the Company's cash flow position.

     Please find enclosed for your review the following exhibits:

          Exhibit 1: Certificate of Designation of the Series A Convertible Preferred Stock.

          Exhibit 2:  Copies of the Company's Registration Statement on
                      Form 10-SB, as amended, filed on April 16, 1999 and the Company's Quarterly Reports on Form 10-QSB for the quarters ended June 30, 1999 and September 30, 1999.
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     The Company is requesting the holders of the convertible notes elect to exchange their notes for Preferred Stock. If you chose to do so, please indicate your election to the exchange by completing and executing the attached Election Form and faxing the Election Form to Pepper Hamilton, LLP at _____________ by ___________ and forwarding the originally signed Election Form and your original convertible note for cancellation to the Company's address provided above. If you have any questions, please do not hesitate to contact ____________ (Pepper Hamilton LLP, Company Counsel at _____________) or me. Given the anticipated time frame of the proposed private placement, we would appreciate your prompt response. Thank you for your cooperation.

                                   Very truly yours,



                                   James Gagel
                                   Acting Chief Executive Officer and
                                   Executive Vice President



                           [ELECTION FORM TO FOLLOW]
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                                 ELECTION FORM

     The undersigned hereby elects to cancel its convertible note in exchange for Series A Convertible Preferred Stock of the Company.


Note Holder:                  ___________________

Principle Amount:             ___________________

Accrued Interest Through
November 10, 1999:            ___________________

Maturity Date:                ___________________

# of Shares of Series A
Convertible Preferred Stock:  ___________________


By: _____________________________
          (signature)

Name: _____________________________
          (please print)

Its: _____________________________
          (please print)